CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement (No. 33-89144) on Form S-8 of Excalibur Technologies Corporation of our report dated April 15, 1994 relating to the financial statements of ConQuest Software, Inc., which appears in the Current Report on Form 8-K of Excalibur Technologies Corporation.


PRICE WATERHOUSE LLP


Washington, D.C.,
November 7, 1995